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                                                EXHIBIT 20.1



EDISON INTERNATIONAL





FOR IMMEDIATE RELEASE

                                                           Contact:  Bob Boada
                                                                 (818)302-3835
                                World Wide Web Address: http://www.edisonx.com


                  EDISON INTERNATIONAL'S BOARD OF DIRECTORS ADOPTS
                      NEW $1.5-BILLION STOCK REPURCHASE PROGRAM


ROSEMEAD, Calif., May 15, 1997 - Edison International board of directors today adopted a new program to repurchase up to $1.5 billion worth of outstanding shares of common stock. This program is in addition to the current $800-million stock repurchase program which is substantially complete. As of May 14, 1997, the company had repurchased approximately 40 million shares for about $765 million.































Based in Rosemead, Calif., Edison International is the parent company of Southern California Edison Company, Edison Mission Energy, Edison Capital, Edison Source, Edison Select and Edison EV (Electric Vehicles).